                                                                    Exhibit 99.1
[LOGO of apw]
FOR IMMEDIATE RELEASE
Contacts:    APW Ltd.
             Mike Gasick
             262-523-7631

                      APW Ltd. Announces Amendments to its
                         Multi-Currency Credit Facility

--------------------------------------------------------------------------------

         St. Michael, Barbados, September 27, 2001 - APW Ltd. (NYSE: APW), a leading Technically Enabled Manufacturing Services "TEMS" Company, announced today the amendment of certain covenants to its existing Multi-Currency credit facility. The amendments provide APW the ability to expand its current restructuring efforts beyond those previously announced. The amendments also provide APW greater opportunity to benefit from potential future capital raising initiatives.

         Included in the amendments are provisions that allow APW to record up to an additional $25 million of non-recurring charges associated with restructuring initiatives. The amendments also permit additional plant consolidations.

         Certain other financial covenants were also amended, including sales, EBITDA and free cash flow. Although APW was in complete compliance with all covenants prior to these amendments, the Company approached the Lending Group to revise the covenants to better reflect the current economic environment.

         Rick Carroll, Vice President and Chief Financial Officer for APW Ltd. commented, "We are very pleased with the high level of cooperation between APW and our Lending Group that allowed us to quickly amend the original covenants. APW's ability to produce the significant economic benefits from our restructuring initiatives was a key factor in getting these amendments approved by the Lending Group. These amendments give APW the ability to take additional restructuring actions in response to the uncertainties in the current economic environment and to protect the positive financial progress the Company has made, going forward."

         Carroll continued, "Other revisions were made in anticipation of possible future strategic operating decisions. For example, net proceeds from the sale of a business or from external equity raising transactions will now create additional borrowing availability for APW. These types of modifications provide APW greater flexibility in meeting potential future capital requirements."

         The complete Amendment to the Amended and Restated Multi-Currency Credit Facility is expected to be filed as an exhibit to Form 8-K with the SEC by the close of business October 2, 2001.



Multi-Currency Credit Agreement Conference Call
-----------------------------------------------

         On Friday, September 28, at 8:00 a.m. Central time (9:00 a.m. Eastern) APW Ltd. will conduct a brief conference call to discuss these amendments and respond to questions. To participate in the call, dial Global Crossing at 212-896-6095, both domestic and international. If you cannot join in the call, a taped replay will be available from 10:00 a.m. Central time on September 28, until 10:00 a.m. Central time on October 5, 2001. To access the taped replay, call Global Crossing at 858-812-6440 and enter reservation number 19792883.


IMPORTANT, PLEASE NOTE THE FOLLOWING CHANGE:
--------------------------------------------


Q4 Earnings Release Conference Call - Change in Dial-in Number
--------------------------------------------------------------

         As previously announced, on Monday, October 1, 2001, APW will release its financial results for its fourth quarter ended August 31, 2001 and conduct a conference call at 4:30 p.m. Central time (5:30 p.m. Eastern). HOWEVER, please note there is a change in phone number for dial-in participation. Please call 646-862-1039, both domestic and international. The taped replay will be
------------
available, from 6:30 p.m. Central time on October 1, until 6:30 p.m. Central time on October 15, 2001, by dialing Global Crossing at 858-812-6440 and entering reservation number 19613258. Our apologies for any inconvenience this change may cause.

About APW Ltd.
--------------

         APW Ltd. is a Technically Enabled Manufacturing Services ("TEMS") company that designs and manufactures large, complex infrastructure products for OEM's in the communications, large enterprise hardware and Internet markets. APW Ltd. has particular skills in the areas of manufacturing enclosures, thermal management, backplanes and power supplies; as well as core competencies in product and system design, integration and supply chain management. APW Ltd. operates in over 40 locations throughout North America, South America, Europe and Asia.

         For further information contact:
         APW Ltd.
         Mike Gasick
         262-523-7631
         www.apw.com
         -----------


Safe Harbor Statement
Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. APW Ltd.'s results are also subject to general economic conditions, market conditions in the computer, semiconductor, telecommunications, and electronic industries in North America, South America, Europe and Asia, continued market acceptance of APW's existing products and new product introductions, the successful integration of recent and pending acquisitions, competitive product and pricing pressures, foreign currency risk, interest rate risk, and APW's ability to access capital markets. See our Form 10 and Form S-3 for further information on risk factors.